FOR IMMEDIATE RELEASE

American Realty Capital Hospitality Trust Announces Hiring of Edward T. Hoganson
as Chief Financial Officer

New York, December 15, 2014 – American Realty Capital Hospitality Trust, Inc. (“ARC Hospitality”), today announced the hiring of Edward T. Hoganson as Chief Financial Officer, effective immediately. Mr. Hoganson will replace Nicholas Radesca, who had been serving as interim Chief Financial Officer since May 23, 2014.

“We are delighted that Ed will be joining the senior management team at ARC Hospitality. His cumulative experience in the hospitality industry focused on the financial and capital markets, his cultivated and long standing hospitality industry relationships and expertise, and his intellect and integrity, make Ed an ideal CFO selection as ARC Hospitality embarks on the final stages of its acquisition of the Equity Inns lodging portfolio,” remarked Jonathan P. Mehlman, President and CEO of ARC Hospitality.

Mr. Hoganson comes to ARC Hospitality from Crestline Hotels and Resorts, Inc. (“Crestline”), where he served as Executive Vice President and Chief Financial Officer. Since 2007, Mr. Hoganson has been responsible for financial oversight and new business development efforts at Crestline, including management contracts for third-party owners, acquisitions and co-investments, as well as the firm’s asset management programs. Prior to joining Crestline, he was senior vice president of acquisitions for Sunrise Senior Living, and earlier led the asset management efforts for Highland Hospitality Corporation during its initial public offering in 2003. Mr. Hoganson has more than 15 years of financial and hospitality industry experience. He began his career with Deloitte & Touche and then joined Marriott International where he held various finance positions. Mr. Hoganson earned his undergraduate degree from Yale University, his MBA in finance from the Wharton School at the University of Pennsylvania, and his Masters of Arts in International Relations from the Lauder Institute at the University of Pennsylvania. Mr. Hoganson serves as an affiliate faculty member at George Mason University, lecturing on hospitality finance.

About ARC Hospitality

ARC Hospitality, a non-traded real estate investment trust (“REIT”), focuses on acquiring upper midscale, upscale and upper upscale lodging properties in the select service, extended stay and small full service segments within the hospitality sector, franchised by leading global brands including Hilton Hotels & Resorts, Marriott International, Hyatt Hotels, Starwood Hotels & Resorts and InterContinental Hotels Group.

ARC Hospitality, which currently owns six hotels totaling 1,181 keys, is under contract to acquire the Equity Inns lodging portfolio from affiliates of Whitehall Real Estate Funds, real estate private equity funds sponsored by The Goldman Sachs Group, Inc., for a purchase price of $1.808 billion. The portfolio will consist of 116 hotels totaling 13,744 rooms across 31 U.S. states. The acquisition of the Equity Inns lodging portfolio, scheduled to close on February 27, 2015, will increase ARC Hospitality's lodging portfolio to 122 hotels totaling 14,925 rooms, establishing ARC Hospitality as one of the largest owners of select-service hotels (by enterprise value) in the North American lodging REIT sector.

ARC Hospitality is a publicly registered, non-traded REIT that intends to qualify as a REIT for tax purposes with the taxable year ending December 31, 2014. Additional information about ARC Hospitality can be found on its website at www.archospitalityreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Media Inquiries:	Investor Inquiries:
Anthony J. DeFazio SVP of Public Relations DDCwork tdefazio@ddcworks.com (484) 342-3600	Andrew G. Backman Managing Director Investor Relations and Public Relations RCS Capital Corporation ABackman@rcscapital.com (917) 475-2135	Jonathan P. Mehlman President and CEO American Realty Capital Hospitality Trust, Inc. JMehlman@arlcap.com (212) 415-6500